Exhibit 4.5

AMENDED AND RESTATED ESCROW AGREEMENT

THIS AMENDED AND RESTATED ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of March, 2016 by and among KBS Capital Markets Group, LLC, a California limited liability company (the “Dealer Manager”), KBS Growth & Income REIT, Inc., a Maryland corporation (the “Company”), and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS

WHEREAS, the Company, the Dealer Manager and the Escrow Agent are parties to an Escrow Agreement dated June 11, 2015 pursuant to which the Company and the Dealer Manager established an escrow account (the “Escrow Account”) in connection with the private placement offering of the Company’s shares of Class A common stock, in which certain funds were deposited and the Company engaged the Escrow Agent act as escrow agent to the Escrow Account.

WHEREAS, the Company now proposes to offer and sell to the public shares of its Class A common stock and Class T common stock (together, the “Shares”) in any combination, on a best-efforts basis, for up to $1.5 billion of gross offering proceeds (excluding the shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial purchase price of up to $10.39 per share of Class A common stock and $10.00 per share of Class T common stock (the “Offering”) to investors pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-207471), as amended from time to time (the “Offering Document”).

WHEREAS, the Dealer Manager will be engaged by the Company to offer and sell the Shares in the Offering on a best efforts basis through a network of participating broker-dealers (the “Dealers”).

WHEREAS, the Company has agreed that the subscription price paid for Shares in the Offering by residents of the State of Arizona (“Arizona Subscribers”), residents of the State of Massachusetts (“Massachusetts Subscribers”) and residents of the State of Pennsylvania (“Pennsylvania Subscribers,” and together with the Arizona Subscribers and the Massachusetts Subscribers, the “Subscribers”) will be refunded to such Subscribers if a minimum amount of gross offering proceeds, as described below, including proceeds from persons who are affiliated with the Company, its sponsors or KBS Capital Advisors, LLC (the “Advisor”), has not been raised prior to the termination of the Offering.

WHEREAS, the Dealer Manager and the Company desire that funds received in connection with the Offering from Arizona Subscribers, Massachusetts Subscribers and Pennsylvania Subscribers be, except as otherwise specified herein, deposited in the Escrow Account, as further described herein.

WHEREAS, the funds received from Arizona Subscribers will remain in the Escrow Account until the conditions of Section 3 have been met, and the funds received from Massachusetts Subscribers and Pennsylvania Subscribers will remain in the Escrow Account until the conditions of Section 4 have been met.

WHEREAS, the Escrow Agent has engaged DST Systems (the “Processing Agent”), to examine for “good order” subscriptions and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, Processing Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Dealer Manager.

WHEREAS, in order to subscribe for Shares during the Escrow Period (as defined below), Arizona Subscribers, Massachusetts Subscribers and Pennsylvania Subscribers must deliver the full amount of the purchase price for the Shares: (i) by check made payable to the order of “UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.,” in U.S. dollars; or (ii) by draft or wire transfer of immediately available funds in U.S. dollars, made payable as provided in Section 12(b) (collectively, the “Payment Instruments”).

AGREEMENT

NOW, THEREFORE, the Dealer Manager, the Company and Escrow Agent hereby amend and restate the terms of the Escrow Agreement dated June 11, 2015 and agree to the terms of this Agreement as follows:

1.        Establishment of Escrow Account; Escrow Period.     The Company has previously established the Escrow Account with the Escrow Agent, which is entitled “UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.” This Agreement, as amended and restated, shall be effective on the date on which the Offering Document becomes effective. The “Arizona Escrow Period” shall be applicable only to Arizona Subscribers and shall commence upon the effectiveness of this Agreement and shall continue until the earlier of: (a) the date upon which the Escrow Agent receives confirmation from the Company and the Dealer Manager that the Company has raised the AZ Minimum (as defined below) and (b) the termination of the Offering by the Company prior to the receipt of the AZ Minimum. The “MA and PA Escrow Period” shall be applicable only to Massachusetts Subscribers and Pennsylvania Subscribers and shall commence upon the effectiveness of this Agreement and shall continue until the earlier of: (a) the date upon which the Escrow Agent receives confirmation from the Company and the Dealer Manager that the Company has raised the MA and PA Minimum (as defined below) and (b) the termination of the Offering by the Company prior to the receipt of the MA and PA Minimum. The Arizona Escrow Period and MA and PA Escrow Period are collectively referred to as the “Escrow Period.”

2.        Deposits in the Escrow Account.     During the applicable Escrow Period, Arizona Subscribers, Massachusetts Subscribers and Pennsylvania Subscribers subscribing to purchase Shares will be instructed by the Company, the Dealer Manager and the Dealers to make Payment Instruments for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.” Completed subscription agreements and Payment Instruments for the purchase price for the Shares shall be remitted by the broker dealers or registered investment advisors, as applicable, on behalf of persons subscribing to purchase shares directly to the Escrow Agent as provided in Section 12(b) by the end of the next business day following receipt of any such Payment Instruments or, if final internal supervisory review is conducted at a different location, by the end of the next business day following receipt of any such Payment Instruments by the office conducting final internal supervisory review. The Escrow Agent hereby agrees to maintain the funds contributed by Arizona Subscribers, Massachusetts Subscribers and Pennsylvania Subscribers in a manner in which they may be separately accounted for by the records of the Processing Agent so that the requirements of Section 3 and 4 of this Agreement can be met. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with Sections 3 and 4. Prior to disbursement of the funds deposited in the Escrow Account, upon receipt of the Payment Instruments, Escrow Agent shall fax or scan a listing of the subscriber name and purchase price to Processing Agent, together with all other subscription documents sent with the Payment Instruments. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the Payment Instruments are returned to the Escrow Agent for nonpayment prior to disbursement of the funds deposited in the Escrow Account, the Escrow Agent shall promptly notify the Processing Agent and the Company in writing via mail, email or facsimile of such nonpayment, and the Escrow Agent is authorized to debit the Escrow Account, as applicable in the amount of such returned payment and the Processing Agent shall delete the appropriate account from the records maintained by the Processing Agent. Within 30 days from the date of receipt of each subscription, the Company will determine whether or not the subscription is to be accepted or rejected in whole or in part. Within 10 business days of receipt by the Escrow Agent of written notice from the Company, or as soon thereafter as practicable, that a subscription has been rejected, the Escrow Agent shall transfer by check or wire the funds and all interest, if any, earned thereon, of any Subscriber whose subscription has been rejected since the commencement of the Offering, provided that the Escrow Agent shall not return such subscriber’s funds unless it has received a fully complete Form W-9, or an appropriate substitute thereto, executed by the subscriber. The Processing Agent will maintain a written account of each subscription, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address; (ii) the subscriber’s social security number; (iii) the number of Shares purchased by such subscriber; and (iv) the amount paid by such subscriber for such Shares. During the Escrow Period neither the Company nor the Dealer Manager will be entitled to any principal funds received into the Escrow Account.

3.          Distribution of the Funds from Arizona Subscribers.

(a)        Notwithstanding anything to the contrary herein, disbursement of funds contributed by Arizona Subscribers may only be distributed in compliance with the provisions of this Section 3. The Escrow Agent will place deposits from Arizona Subscribers into the Escrow Account until such time as the Company notifies the Escrow Agent in writing that gross offering proceeds raised in the Offering (excluding amounts then held in the Escrow Account for Massachusetts Subscribers and Pennsylvania Subscribers) equal or exceed $2,000,000 (the “AZ Minimum”), whereupon the Escrow Agent shall: (i) disburse to the Company, at the Company’s request, the principal amount of the funds from Arizona Subscribers received by the Escrow Agent for accepted subscriptions; and (ii) disburse directly to the Company any interest earned on Arizona Subscribers’ subscription payments while such payments were held in the Escrow Account. However, the Escrow Agent shall not disburse those funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the Company of such rejection or rescission.

(b)        If the Company has not received the AZ Minimum prior to the termination of the Offering, all funds in the Escrow Account that were contributed by Arizona Subscribers will be promptly returned in full to such Arizona Subscribers, together with their pro rata share of any interest earned thereon pursuant to instructions made by the Company upon which the Escrow Agent may conclusively rely, provided that the Escrow Agent shall not return such subscriber’s funds unless it has received a fully complete Form W-9, or an appropriate substitute thereto, executed by the subscriber. The subscription payments returned to each Arizona Subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

4.          Distribution of the Funds from Massachusetts Subscribers and Pennsylvania Subscribers.

(a)        Notwithstanding anything to the contrary herein, disbursements of funds contributed by Massachusetts Subscribers and Pennsylvania Subscribers may only be distributed in compliance with the provisions of this Section 4. The Escrow Agent will place deposits from Massachusetts Subscribers and Pennsylvania Subscribers into the Escrow Account until such time as the Company notifies the Escrow Agent in writing that gross offering proceeds received from the sale of the Shares, whether in the Offering or in a separate private offering (including amounts then held in the Escrow Account for Massachusetts Subscribers and Pennsylvania Subscribers) equal or exceed $75,000,000 (the “MA and PA Minimum”), whereupon the Escrow Agent shall: (i) disburse to the Company, at the Company’s request, the principal amount of the funds from the Massachusetts Subscribers and the Pennsylvania Subscribers received by the Escrow Agent for accepted subscriptions; and (ii) disburse directly to the Company any interest earned on Massachusetts Subscribers’ and Pennsylvania Subscribers’ subscription payments while such payments were held in the Escrow Account. However, the Escrow Agent shall not disburse to the Company those funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the Company of such rejection or rescission.

(b)        With respect to funds received from Pennsylvania Subscribers, if the Company has not received the MA and PA Minimum within 120 days of the date the Company first receives a subscription in the Offering from a Pennsylvania Subscriber (the “Initial Escrow Period”), the Company, within 10 days of the end of the Initial Escrow Period, shall notify each Pennsylvania Subscriber by certified mail or any other means (whereby receipt of delivery is obtained) of the right of Pennsylvania Subscribers to have their investment returned to them. If, pursuant to such notice, a Pennsylvania Subscriber requests the return of his or her subscription funds within ten (10) days after receipt of the notification (the “Request Period”), the Escrow Agent shall promptly refund, directly to each Pennsylvania Subscriber, the funds deposited in the Escrow Account on behalf of the Pennsylvania Subscriber, and shall disburse directly to the Company any interest earned on each such Pennsylvania Subscribers’ subscription payments while such payments were held in the Escrow Account.

(c)        The funds of Pennsylvania Subscribers who do not request the return of their funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (each a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and Escrow Agent shall follow the notification and payment procedure set forth in Section 4(b) above with respect to the Initial Escrow Period for each Successive Escrow Period, except that for each Successive Escrow Period, if a Pennsylvania Subscriber requests the return of his or her subscription funds within the Request Period, the Escrow Agent shall promptly refund, directly to such Pennsylvania Subscriber, the funds deposited in the Escrow

Account on behalf of the Pennsylvania Subscriber together with their pro rata share of any interest earned thereon commencing with the first day after the Initial Escrow Period. The Company and Escrow Agent shall follow this procedure until the occurrence of the earliest of: (i) the termination of the Offering by the Company prior to the receipt of the MA and PA Minimum; (ii) the receipt and acceptance by the Company of the MA and PA Minimum and the disbursement of the funds held in the Escrow Account on the terms specified in this Section 4; or (iii) all funds held in the Escrow Account that were contributed by Pennsylvania Subscribers having been returned to the Pennsylvania Subscribers in accordance with the provisions hereof.

(d)        If the Company has not received the MA and PA Minimum prior to the termination of the Offering, all funds in the Escrow Account that were contributed by Massachusetts Subscribers and Pennsylvania Subscribers will be promptly returned in full to such Massachusetts Subscribers and Pennsylvania Subscribers, together with their pro rata share of any interest earned thereon pursuant to instructions made by the Company, upon which the Escrow Agent may conclusively rely, provided that the Escrow Agent shall not return such subscriber’s funds unless it has received a fully complete Form W-9, or an appropriate substitute thereto, executed by the subscriber. The subscription payments returned to each Massachusetts Subscriber and Pennsylvania Subscribers shall be free and clear of any and all claims of the Company or any of its creditors.

5.          Escrowed Funds.

(a)        Upon receipt of funds from Subscribers, the Escrow Agent shall hold such funds in escrow pursuant to the terms of this Agreement. All such funds held in the Escrow Account shall be invested and reinvested in UMB Money Market Special, a bank money market account permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. All funds in the Escrow Account shall at all times be placed in interest-bearing accounts.

(b)        The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any disbursement required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

(c)        Income, if any, resulting from the investment of the funds received from Subscribers shall be disbursed according to this Agreement.

(d)        The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company) on the account balance of the Escrow Account and the activity in the account since the last report.

6.          Duties of the Escrow Agent.    The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

7.          Liability of the Escrow Agent and the Processing Agent; Indemnification.

(a)        The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Escrow Agreement or with respect to the form of execution of the same. Each of the Escrow Agent and the Processing Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent or the Processing Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent or the Processing Agent to be genuine and to be signed or presented by the proper person(s). Each of the Escrow Agent and the Processing Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of either unless it shall be proved that the Escrow Agent or the Processing Agent, as appropriate, was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

(b)        Either of the Escrow Agent and the Processing Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

(c)        Each of the Escrow Agent and the Processing Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent or the Processing Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

(d)        In the event that either the Escrow Agent or the Processing Agent shall become involved in any arbitration or litigation relating to the funds received from Subscribers, each is authorized to comply with any decision reached through such arbitration or litigation.

(e)        The Company hereby agrees to indemnify both the Escrow Agent and the Processing Agent for, and to hold it harmless against, any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of either of the Escrow Agent or the Processing Agent, including without limitation legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. Neither the Escrow Agent, nor the Processing Agent, shall be under any obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that neither shall be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

8.          The Escrow Agent’s Fee. Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company.

9.          Security Interests. No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

10.        Dispute. In the event of any disagreement between the undersigned or the person or persons named in instructions given pursuant to this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a court of competent jurisdiction over the parties and money, papers and property involved herein or affected hereby; or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

11.        Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:

(a)        all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate; or

(b)        if no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; and

(c)        further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into such court all monies and property deposited with Escrow Agent under this Agreement.

12.        Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

(a) If to Company:	KBS Growth & Income REIT, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Telephone: (949) 417-6500
Facsimile: (949) 417-6520

Company Wire Instructions:
To be provided by the Company

(b) If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens,
Corporate Trust & Escrow Services
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

Escrow Agent Wiring Instructions:
UMB Bank, N.A.
ABA Routing Number: 101000695
Account Number: To be provided by UMB Bank, N.A.
Account Name: UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.

Checks Payable Information:
UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.
Attention: Lara Stevens, Corporate Trust & Escrow Services 1010 Grand Boulevard, 4th Floor M/S 1020409 Kansas City, Missouri 64106

(c) If to Dealer Manager:	KBS Capital Markets Group, LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Hans Henselman, Chief Compliance Officer
Telephone: (949) 717-6247
Facsimile: (949) 717-6201

13.        Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law.

14.        Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

15.        Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the Company and the Escrow Agent.

16.        Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.

17.        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

18.        Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

19.        Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

20.        Earnings Allocation; Tax Matters; Patriot Act Compliance; OFAC Search Duties. The Escrow Agent shall be responsible for all tax reporting under this Escrow Agreement. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each Payment Instrument and shall inform the Company if a Payment Instrument fails the OFAC search.

21.        Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

22.        Third Party Beneficiaries. The Processing Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Processing Agent and any Party hereto.

23.        Termination of the Escrow Agreement. This Agreement, except for Sections 7 and 11 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are disbursed either: (a) to the Company or to Subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account; or (b) to a successor escrow agent upon written instructions from the Company.

24.        Relationship of Parties. The Dealer Manager and the Company are unaffiliated with the Escrow Agent, and this Agreement does not create any partnership or joint venture among either the Dealer Manager or the Company and the Escrow Agent.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove.

DEALER MANAGER:

KBS CAPITAL MARKETS GROUP, LLC

By:	/s/ Hans Henselman
Name: Hans Henselman
Title: Chief Operating Officer

COMPANY:

KBS GROWTH & INCOME REIT, INC.

By:	/s/ Jeffrey K. Waldvogel
Name: Jeffrey K. Waldvogel
Title: Chief Financial Officer

ESCROW AGENT:

UMB BANK, N.A.

By:	/s/ Lara L. Stevens
Name: Lara L. Stevens
Title: Vice President

EXHIBIT A

ESCROW FEES AND EXPENSES

Acceptance Fee
Review escrow agreement and establish account	$3,000
DST Agency Engagement	$250

Annual Fee
Annual Escrow Agent	$2,500

Transaction Fees
(a) Per outgoing wire transfer	$15.00
(b) IRS Tax Reporting per Form 1099 (Int., B or Misc.)	$10.00
(c) Per Overnight Delivery/Mailing	$16.50
(d) Web Exchange Access per month	$15.00
(e) Daily Recon File to Transfer Agent per Business Day	$2.50

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable. Acceptance fee and first year Annual Escrow Agent fee will be payable at the initiation of the escrow. Thereafter, the Annual Escrow Agent fee will be billed in advance and transaction fees will be billed in arrears. Other fees and expenses will be billed as incurred.